Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated June 29, 2022 in the Registration Statement on Amendment No. 1 to Form F-1, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of CGL Logistics Holdings Limited and its subsidiaries (collectively the “Company”) as of September 30, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the years ended September 30, 2021 and 2020, and the related notes included herein.

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

August 12, 2022